Exhibit 99.1

GOLDEN GATE CAPITAL ACQUIRES PACSUN

PACSUN EMERGES FROM CHAPTER 11 RESTRUCTURING

WITH $20 MILLION IN ADDITIONAL CAPITAL

SAN FRANCISCO, Calif. and ANAHEIM, Calif., September 7, 2016 — Golden Gate Capital and Pacific Sunwear of California, Inc. and all of its subsidiaries (collectively, “PacSun” or “the Company”) announced today that Golden Gate Capital has completed its acquisition of PacSun, which concluded its restructuring after completing all required actions and satisfying all closing conditions to its Joint Plan of Reorganization (the “Plan”). The Plan was confirmed by the United States Bankruptcy Court for the District of Delaware (the “Court”) on September 6, 2016.

PacSun has significantly restructured and reduced its long-term debt and annual occupancy costs, as well as improved its capital structure. Pursuant to the Plan, Golden Gate Capital has converted more than 65% of its term loan debt into the equity of the reorganized Company and has provided a minimum of $20 million in additional capital to the reorganized Company to support PacSun’s long-term growth objectives. Wells Fargo has also provided a five-year $100 million revolving line of credit, subject to certain conditions.

Josh Olshansky, Managing Director at Golden Gate Capital, said: “PacSun offers consumers the most compelling and desirable mix of brands celebrating the California lifestyle. Now, with a strengthened balance sheet, reduced long-term debt and reduced annual occupancy costs, the Company is well-positioned to build a stronger future and achieve long-term success. We look forward to continuing to partner with PacSun and its experienced management team as the Company executes its strategic plan, enhances its omni-channel customer experience and pursues growth opportunities.”

Gary H. Schoenfeld, PacSun President and Chief Executive Officer, stated: “We are excited to be emerging from a quick and efficient Chapter 11 process as a stronger and more competitive company. We thank Golden Gate Capital for their partnership, which enabled PacSun to navigate the restructuring process in only five months, and we look forward to continuing our strong working relationship as we embark on our next chapter. For more than 20 years, PacSun has been the largest retail partner for many of our industry’s most dynamic emerging brands, and we are very pleased to have had Golden Gate Capital’s full support in ensuring that all branded partners – both large and small – are to be paid in full as part of our Plan. We would also like to thank our many customers, vendors and partners for their loyalty during the restructuring. We have received resounding recognition of PacSun’s attractiveness from our landlords, and the important role we play as a distinctive retail partner to them, and we deeply appreciate their support.”

Mr. Schoenfeld continued, “This is a true testament to the hard work and support of our dedicated employees, as well as an affirmation of a shared confidence among our key stakeholders that PacSun is on the right path to success during this period of unprecedented change in the marketplace. Looking ahead, we plan to continue our brand transformation and deliver our customers the most relevant specialty apparel and sneakers along with the best brands and great style that define PacSun and our unique 34 year heritage. Our entire team is energized as we enter the important holiday season and look further ahead to 2017.”

Guggenheim Securities is acting as investment banker for PacSun and Klee, Tuchin, Bogdanoff & Stern LLP is the Company’s legal counsel in connection with the debt restructuring, and RCS Real Estate Advisors is the Company’s real estate advisor. FTI Consulting serves as its restructuring advisor. Perella Weinberg Partners is acting as financial advisor for Golden Gate Capital, and Kirkland & Ellis is Golden Gate Capital’s legal counsel. Choate Hall & Stewart LLP is Wells’ legal counsel.

About Pacific Sunwear of California, Inc.

Pacific Sunwear of California, Inc. and its subsidiaries (collectively, “PacSun” or the “Company”) are a leading specialty retailer delivering Best Brands, Great Style™ through its unique 34 year heritage at the center of California lifestyle. The Company sells a combination of branded and proprietary casual apparel, accessories and footwear designed to appeal to teens and young adults. As of September 7, 2016, the Company operates 583 stores in all 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $15 billion of capital under management. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. In addition to PacSun, retail investments sponsored by Golden Gate Capital include California Pizza Kitchen, Eddie Bauer, Express, Payless Shoes, Red Lobster, and Zales. For more information, visit www.goldengatecap.com.

Media Contacts

Sard Verbinnen & Co

Jenny Gore/Alyssa Linn

312-895-4700/310-201-2040

PacSun-SVC@sardverb.com